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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(B)(C) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)




                               I.C.H. Corporation
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                                (Name of Issuer)


                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                    44926L300
                           --------------------------
                                 (CUSIP Number)


  Lloyd I. Miller, III, 4550 Gordon Drive, Naples, Florida 34102 (941) 262-8577
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               August 17, 1998
                          --------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               --- Rule 13d-1(b)
                                X  Rule 13d-1(c)
                               --- Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  44926L300                  13G                     PAGE 2 OF 4 PAGES
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       1.  NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Lloyd I. Miller, III                                     ###-##-####
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       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A)
                                                                            ---
                                                                        (B)
                                                                            ---
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       3.  SEC USE ONLY

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       4.  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
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                                    5.  SOLE VOTING POWER
           NUMBER OF                    159,982
            SHARES                  --------------------------------------------
         BENEFICIALLY               6.  SHARED VOTING POWER
           OWNED BY                     166,998
             EACH                   --------------------------------------------
           REPORTING                7.  SOLE DISPOSITIVE POWER
            PERSON                      159,982
             WITH                   --------------------------------------------
                                    8.  SHARED DISPOSITIVE POWER
                                        166,998
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       9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          326,980
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      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
                                                                   ---
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      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.4%
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      12. TYPE OF REPORTING PERSON*

          IN-IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                              PAGE 3 OF 4 PAGES

      This report amends the Filer's prior report filed on Schedule 13D.

Item 1(a).    Name of Issuer:  I.C.H. Corporation

Item 1(b).    Address of Issuers's Principal Executive Offices:

              9404 Genesee Avenue
              LaJolla, California  92037

Item 2(a).    Name of Person Filing: Lloyd I. Miller, III

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              4550 Gordon Drive, Naples, Florida 34102

Item 2(c).    Citizenship:     U.S.A.

Item 2(d).    Title of Class of Securities: Common Stock, $0.01 par value

Item 2(e).    CUSIP Number:    44926L300

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)


 Item 4.      OWNERSHIP:

              (a)   326,980

              (b)   13.4%

              (c)   (i) sole voting power: 159,982

                    (ii) shared voting power: 166,998

                    (iii) sole dispositive power: 159,982

                    (iv) shared dispositive power: 166,998


Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable



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                                                              PAGE 4 OF 4 PAGES

 Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Persons other than Lloyd I. Miller III have the right to receive dividends from, or the proceeds from the sale of, the reported securities. None of these persons has the right to direct such dividends or proceeds.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
           COMPANY:

           Not Applicable

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable

Item 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable

Item 10.   CERTIFICATION:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   August 17, 1998
                                                   ---------------

                                                   /s/ Lloyd I. Miller III
                                                   ------------------------
                                                   Lloyd I. Miller, III